As filed with the Securities and Exchange Commission on February 28, 2019
Registration No.  333-215504

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORTERRA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	37-1830464 (I.R.S. Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor
Irving, TX 75062
(Address of Principal Executive Offices, including Zip Code)

FORTERRA, INC. 2016 STOCK INCENTIVE PLAN
FORTERRA, INC. 2018 STOCK INCENTIVE PLAN
(Full title of the Plans)

Jeff Bradley
Chief Executive Officer
Forterra, Inc.
511 East John Carpenter Freeway, 6th Floor
Irving, TX 75062
(Name and address of agent for service)
(469) 458-7973
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act or Rule 405 of the Securities Act of 1933.

Large accelerated filer	☐		Accelerated filer	☑

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
Forterra, Inc. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on January 10, 2017 (Registration No. 333-215504) (the “Registration Statement”), the offer and sale of up to 5,000,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”), under the Forterra, Inc. 2016 Stock Incentive Plan (the “2016 Plan”).
Our board of directors approved the Forterra, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) on April 17, 2018 and such plan was subsequently approved by our stockholders on May 24, 2018. Pursuant to the terms of the 2018 Plan, any shares of Common Stock subject to outstanding awards under the 2016 Plan as of May 24, 2018, that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock) will be issuable under the 2018 Plan.
Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to provide that such registration statement shall also cover the 4,387,353 shares of Common Stock subject to outstanding awards under the 2016 Plan as of May 24, 2018, that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock) and become issuable under the 2018 Plan.

EXHIBIT INDEX

Exhibit No.	Description
5.2	Opinion of Gibson, Dunn & Crutcher LLP.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on February 28, 2019.
FORTERRA, INC.

By /s/ Jeff Bradley
Jeff Bradley
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Post-Effective Amendment No. 1 to the Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Jeff Bradley	Chief Executive Officer, Director	February 28, 2019
Jeffrey Bradley	(Principal Executive Officer)
/s/ Charles R. Brown, II	Executive Vice President and Chief	February 28, 2019
Charles R. Brown, II	Financial Officer (Principal Financial Officer, Principal Accounting Officer)
/s/ Chris Meyer	Chairman of the Board, Director	February 28, 2019
Chris Meyer
/s/ Richard “Chip” Cammerer, Jr.	Director	February 28, 2019
Richard “Chip” Cammerer, Jr.
/s/ Rafael Colorado	Director	February 28, 2019
Rafael Colorado
/s/ Robert Corcoran	Director	February 28, 2019
Robert Corcoran
/s/ Chad Lewis	Director	February 28, 2019
Chad Lewis
/s/ Clint McDonnough	Director	February 28, 2019
Clint McDonnough
/s/ John McPherson	Director	February 28, 2019
John McPherson
/s/ Allison Navitskas	Director	February 28, 2019
Allison Navitskas
/s/ Jacques Sarrazin	Director	February 28, 2019
Jacques Sarrazin